SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: The Alerian MLP Funds Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2100 McKinney Ave, Suite 1825
Dallas, Texas 75201

Telephone Number (including area code): (214) 740-6040

Name and address of agents for service of process:

Gabriel Hammond
2100 McKinney Ave, Suite 1825
Dallas, Texas 75201

Copy to:
Laura Lanza Tyson
Baker Botts L.L.P.
98 San Jacinto Blvd., Ste 1500
Austin, Texas 78701

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes	☒	No	☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas, and the State of Texas, on the 8th day of December, 2009.

THE ALERIAN MLP FUNDS TRUST
(Name of Registrant)

By:         /s/ Gabriel Hammond
Name: Gabriel Hammond
Title:  President